International Flavors & Fragrances Inc.
2020 Pro Forma Combined Reporting Segments (1)(2)
(Dollars in millions)

	Q1 2020 (3)	Q2 2020	Q3 2020	Q4 2020	Pro Forma FY 2020 (excl. N&B Jan.) (3)	Pro Forma FY 2020 (4)

Nourish Pro Forma Sales	1,276	1,450	1,418	1,488	5,632	5,887
Nourish Pro Forma Adjusted Operating EBITDA	255	303	275	257	1,090	1,153
as % of Pro Forma Sales	20%	21%	19%	17%	19%	20%

Scent Pro Forma Sales	541	475	525	524	2,064	2,064
Scent Pro Forma Adjusted Operating EBITDA	118	87	118	93	416	416
as % of Pro Forma Sales	22%	18%	22%	18%	20%	20%

Health & Biosciences Pro Forma Sales	427	588	579	572	2,166	2,353
Health & Biosciences Pro Forma Adjusted Operating EBITDA	131	181	172	149	634	680
as % of Pro Forma Sales	31%	31%	30%	26%	29%	29%

Pharma Solutions Pro Forma Sales	152	224	215	188	779	839
Pharma Solutions Pro Forma Adjusted Operating EBITDA	42	62	61	38	203	216
as % of Pro Forma Sales	28%	28%	28%	20%	26%	26%

	% Change in Sales - 2020 vs. 2019 (5)
	Q1 (3)		Q2		Q3		Q4
	Reported	Currency Neutral	Reported	Currency Neutral	Reported	Currency Neutral	Reported	Currency Neutral
Nourish	3%	5%	(4)%	(1)%	(5)%	(3)%	—%	1%
Scent	4%	7%	(6)%	—%	4%	9%	4%	6%
Health & Biosciences	8%	11%	(4)%	(2)%	(1)%	—%	1%	—%
Pharma Solutions	9%	11%	6%	7%	2%	1%	(2)%	(4)%
Total	4%	7%	(4)%	—%	(2)%	—%	1%	1%

	Pro Forma FY 2020 (excl. N&B Jan.) (3)		Pro Forma FY 2020 (4)
	Reported	Currency Neutral	Reported	Currency Neutral
Nourish	(2)%	—%	(2)%	—%
Scent	2%	5%	2%	5%
Health & Biosciences	—%	1%	—%	1%
Pharma Solutions	4%	3%	1%	1%
Total	—%	2%	(1)%	1%
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Note: Adjusted Operating EBITDA for each segment is defined as Income (Loss) Before Taxes before depreciation and amortization expense, interest expense, restructuring and other charges, net and certain non-recurring items. Additionally, all corporate expenses have been allocated to all of the reportable segments.
(1)The pro forma historical segment information has been presented for informational purposes only and is not necessarily indicative of what IFF's results of operations actually would have been, had the N&B transaction occurred on the dates indicated below. In addition, the pro forma historical segment information does not purport to project the future operating results of the Company.
(2)Dollar amounts may not foot due to rounding.

(3)The first quarter and Pro Forma FY 2020 (excl. N&B Jan.) show the combination of the historical results of IFF and N&B as if the N&B transaction had been consummated on February 1, 2020. Therefore, the first quarter and Pro Forma FY 2020 (excl. N&B Jan.) do not include the N&B business for the month of January 2020, which would allow comparability against the 2021 calendar year since the merger occurred on February 1, 2021. Total N&B Sales and Adjusted Operating EBITDA included in reportable segments for the month of January 2020 amounted to $502 million and $124 million, respectively.
(4)Pro Forma FY 2020 shows the combination of the historical results of IFF and N&B as if the N&B Transaction had been consummated on January 1, 2020. Therefore, Pro Forma FY 2020 includes a full twelve months of 2020 N&B and IFF results.
(5)Effective 2021, we calculate currency neutral growth by translating current year invoiced sale amounts at the average exchange rates used for the corresponding prior year period. Previously we calculated currency neutral numbers by comparing current year results to the prior year results restated at exchange rates in effect for the current year based on the currency of the underlying transaction.